Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

TO: Grant Life Sciences, Inc.

As independent certified public accountants, we hereby consent to the inclusion in the foregoing Form SB-2 Registration Statement of our report, which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern, dated March 18, 2005, relating to the financial statements of Grant Life Sciences, Inc. and to the reference to our Firm under the caption “Experts” appearing in the Prospectus.

/s/ RUSSELL BEDFORD STEFANOU MIRCHANDANI LLP

Russell Bedford Stefanou Mirchandani LLP

New York, New York
September 29, 2006